Exhibit 99.1

Opiant Pharmaceuticals Announces Second Quarter 2020 Financial Results and Corporate Update

SANTA MONICA, Calif., Aug 6, 2020 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing medicines to treat addictions and drug overdose, today reported financial results for the three months ended June 30, 2020, and provided a corporate update. Recent highlights include:

•	Q2 revenues of $6.3 million driven by NARCAN® Nasal Spray (“NARCAN®”) royalties

o	Projected royalties for the full-year 2020 of approximately $26.2 million, reiterated based on Emergent Biosolutions (“EBS”) revenue guidance for NARCAN® sales of between $285 million and $315 million

•	$30.5 million in cash and cash equivalents and no debt at June 30, 2020

•	Pipeline update:

OPNT003 nasal nalmefene for opioid overdose

o	Executed agreement with Summit Biosciences, Inc. ("Summit") to develop and manufacture opioid overdose treatment and device combination

o	Opiant continues to expect to file a New Drug Application in 2021

o
New provisional Centers for Disease Control and Prevention (CDC) data shows that overdose deaths due to fentanyl or other synthetic opioids besides methadone increased from 5,766, in 2015, to 36,509 in 2019, and accounted for 3 out of 4 opioid overdose deaths last year

OPNT004 drinabant in Acute Cannabinoid Overdose

◦	Collaboration ongoing with the National Center for Advancing Translational Sciences (“NCATS”) to formulate OPNT004 for human studies in 2021

OPNT002 nasal naloxone for Alcohol Use Disorder

◦	Temporary hold maintained on initiating recruitment for Phase 2 study of OPNT002 due to ongoing COVID-19 global health pandemic

Commenting on the quarter, Roger Crystal, M.D., President and Chief Executive Officer of Opiant, said:

"During the past quarter, we made important progress in developing and advancing our lead product candidate, OPNT003 nasal nalmefene, a potential new treatment for opioid overdose, towards NDA filing in 2021, and subsequent potential commercial launch. CDC provisional data for 2019 shows that the opioid epidemic in America is shifting further toward more potent fentanyl and other synthetic opioids, underlying the urgent medical need for a more powerful opioid rescue medication.”

Exhibit 99.1

“Looking to the rest of our pipeline, we’re pleased to have started our collaboration with the National Center for Advancing Translational Sciences to formulate OPNT004 for human studies for Acute Cannabinoid Overdose. We expect to begin these studies in 2021.
Regarding OPNT002, as a result of the continued impact of the COVID-19 pandemic in Europe, the initiation of our Phase 2 study in Alcohol Use Disorder remains paused.  We look forward to beginning patient recruitment when it is prudent to do so.”

David O’Toole, Chief Financial Officer of Opiant, said:

“With a strong balance sheet, ongoing government support for our clinical development programs, and steady revenue stream from net sales of NARCAN®, we continue to operate from a position of financial strength and remain focused on advancing our pipeline of potential new treatments for addiction and overdose.”

Second Quarter 2020 Results

For the three months ended June 30, 2020, Opiant recorded approximately $6.3 million in revenue, compared to approximately $6.8 million during the corresponding period of 2019. For the three months ended June 30, 2020, we recorded approximately $6.3 million of revenue from our license agreement with EBS for the sale of NARCAN® nasal spray, compared to approximately $6.1 million in the same period of 2019. Second quarter 2020 sales of NARCAN® were approximately $72.8 million, as reported by EBS.

General and administrative expenses for the quarter were approximately $2.8 million, essentially flat as compared to the same period in 2019.

Research and development expenses were approximately $0.6 million, as compared to approximately $1.6 million in the second quarter of 2019. The $1.0 million decrease was primarily attributable to an approximately $0.8 million U.K. R&D tax credit, approximately $0.4 decrease in external costs related to clinical trials, offset by an increase of $0.2 million in personnel and related expense during the three months ended June 30, 2020 compared to the three months ended June 30, 2019.

Sales and marketing expenses were approximately $1.7 million, compared to none during the three months ended June 30, 2019. For the three months ended June 30, 2020 personnel and related expense including stock-based compensation was $0.5 million, and $1.2 million was related to third party expenses for various pre-commercial activities including market research and assessments, and strategic planning. As Opiant continues to advance OPNT003 towards potential market approval, the Company anticipates that its sales and marketing expenses will increase in several areas to support the development of a commercial platform that would allow Opiant to potentially commercialize OPNT003, as well as future pipeline products.

Royalty expense for the second quarter was approximately $1.4 million compared to $0.9 million for the same period in 2019. Royalty expense is for payments to Net Profit Partners for the royalties received from the net sales of NARCAN®.

Net loss for the second quarter was approximately $0.2 million, or a loss of $0.05 per basic and diluted share, compared to net income of approximately $1.6 million, or $0.39 per basic and $0.31 per diluted share, for the comparable period of 2019.

Exhibit 99.1

Financial Results for the Six Months Ended June 30, 2020
For the six months ended June 30, 2020, Opiant recorded approximately $10.6 million in revenue, compared to approximately $12.2 million during the corresponding period of 2019. For the six months ended June 30, 2020, Opiant recognized approximately $10.4 million of revenue from our license agreement with EBS for the sale of NARCAN®, compared to approximately $9.9 million in the comparable period of 2019. Sales of NARCAN® for the six months ended June 30, 2020, were approximately $145 million, as reported by EBS.

General and administrative expenses for the six months ended June 30, 2020, were approximately $5.4 million, compared to approximately $6.2 million in the comparable period of 2019. The decrease of $0.8 million was primarily due to a $0.6 million decrease in legal and professional fees, and a $0.2 million decrease in personnel and related expense including stock- based compensation expense for the six months ended June 30, 2020 compared to the six months ended June 30, 2019.

Research and development expenses for the six months ended June 30, 2020, were approximately $2 million, compared to approximately $5.2 million in the comparable period of 2019. The decrease of $3.2 million resulted from a decrease in third party clinical trial and development expense of $4.1 million, partially offset by approximately $0.8 million R&D tax credit and personnel and related expense of $0.1 million during the six months ended June 30, 2020 compared to the six months ended June 30, 2019.

Sales and marketing expenses for the six months ended June 30, 2020, were approximately $2.8 million, compared to none during the same period 2019. For the six months ended June 30, 2020, personnel and related expense including stock-based compensation was $0.8 million, and $2.0 million was related to third party expenses for various pre-commercial activities including market research and assessments, and strategic planning.

Royalty expenses were $2.3 million and $1.2 million during the six months ended June 30, 2020 and 2019, respectively. The increase of $1.1 million is primarily attributable to the reduction in license fee expense used to determine net profit partner income for the six months ended June 30, 2020 compared to the six months ended June 30, 2019.

Net loss for the six months ended June 30, 2020, was approximately $1.9 million, or a loss of $0.45 per basic and diluted share, compared to a net loss of approximately $158 thousand, or a loss of $0.04 per basic and diluted share, for the comparable period of 2019.

As of June 30, 2020, Opiant had cash and cash equivalents of $30.5 million, compared to approximately $31 million at December 31, 2019. The current cash balance does not include the full impact of the NIDA grant of approximately $7.4 million or the BARDA contract of approximately $4.6 million.

Exhibit 99.1

Leadership update

Opiant has appointed Brian Gorman as General Counsel. He is a member of the Opiant Senior Management Team and reports to Dr. Roger Crystal, CEO, Opiant.

Brian brings with him more than 15 years of experience at multi-national companies in the bio-pharmaceutical and specialty pharmaceutical industry.  He was most recently Vice President and Assistant General Counsel at Endo Pharmaceuticals.  Before that, Brian spent more than 10 years collectively at AstraZeneca and Wyeth/Pfizer, where he gained substantial experience building teams and advising on a broad range of matters across multiple therapeutic areas in dynamic, rapidly changing environments.

Aziz Mottiwala, Chief Commercial Officer, will be leaving Opiant for personal reasons. During his tenure at Opiant, Aziz has built a strong foundation and senior commercial team and he leaves us in a good position to further expand our commercial infrastructure. The search for a new chief commercial officer will begin in due course.

Conference Call Details:
Thursday, August 6th at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time
Toll Free:            877-407-0792
International:            201-689-8263
Conference ID:        13706176
Webcast:            http://ir.opiant.com/

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc., the company that developed NARCAN® Nasal Spray, is building a leading franchise of new medicines to combat addictions and drug overdose.
For more information visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our filed quarterly reports on Form 10-Q and our annual report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 4, 2020, including under the caption titled "Risk Factors."  These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the

Exhibit 99.1

occurrence of unanticipated events, except as required by applicable law.
Investor Relations Contacts:

Ben Atkins
VP of Corporate Communications and Investor Relations
Batkins@opiant.com
(310) 598-5410

Dan Ferry
Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
(617) 430-7576

Exhibit 99.1

Exhibit 99.1